EXHIBIT 10.8
Phantom Unit Grant with DERs
under the
2008 Enterprise Products Long-Term Incentive Plan
(Third Amendment and Restatement)

Date of Grant:
Name of Grantee:
Number of Phantom Units Granted:
Phantom Unit Grant Number:

Enterprise Products Company (the "Company") is pleased to inform you that you have been granted under the 2008 Enterprise Products Long-Term Incentive Plan (Third Amendment and Restatement) (the "Plan") the number of Phantom Units set forth above.  A Phantom Unit is a contractual right to receive, on or following its vesting, a Common Unit of Enterprise Products Partners L.P. (the "Partnership"). Each Phantom Unit granted to you also has a tandem Distribution Equivalent Right ("DER") that entitles you to receive, on or as soon as reasonably practical following each Distribution Date (as defined below) on which the DER remains credited to you, an amount of cash equal to the cash distribution paid on a Common Unit on that Distribution Date. The terms of this grant are as follows:
1.            Vesting/Forfeiture of Phantom Units and DERs.  Subject to the further provisions of this agreement (this "Award Agreement"), (i) the Phantom Units hereby granted to you shall become vested on the Scheduled Vesting Dates in the percentages as set forth below or (ii) if you incur a Qualifying Termination (as defined below) prior to a Scheduled Vesting Date, all unvested Phantom Units then credited to you shall become 100% vested on the date of your Qualifying Termination.

SCHEDULED VESTING DATES	CUMULATIVE VESTED PERCENTAGE
[ ], 20___	25%
[ ], 20___	50%
[ ], 20___	75%
[ ], 20___	100%

Notwithstanding the above, if prior to a Scheduled Vesting Date you cease to be an Employee, Director and/or Consultant (as applicable) for any reason other than your Qualifying Termination, all unvested Phantom Units and tandem DERs then credited to you automatically shall terminate (without payment) on the date of your termination of service; provided, however, notwithstanding the foregoing, if your termination of service date is on or after a Record Date (as defined below) and before the next Distribution Date applicable to such Record Date, your DERs shall continue to be credited to you until the first date following that next Distribution Date, when they shall automatically terminate.
If a Phantom Unit becomes vested, its tandem DER automatically shall terminate concurrently with the payment of that vested Phantom Unit, except when the vested Phantom Unit is settled after the Record Date and before the next Distribution Date, in which case the DER in tandem with such vested Phantom Unit shall continue to be credited to you until the first date following the next Distribution Date, when it shall automatically terminate.
2.            Payment of Vested Phantom Units.  (a)  If a Phantom Unit becomes vested, then, subject to the further provisions of this Section 2, you will be paid one Common Unit in the Qualified Month (as defined below) that is coincident with or next following the date of the vesting event.

(b)            If, however, the vesting event is your Qualifying Termination pursuant to Section 5(j)(ii), then, notwithstanding paragraph (a), payment will be made in the first Qualified Month coincident with or next following the date your Required Release (as defined below) becomes effective; provided, however, if your Release Period spans two calendar years, payment will be made as follows: (i) if your Required Release becomes effective before January 1 of the second calendar year, payment will be made in the first Qualified Month in the second calendar year, and (ii) if your Required Release becomes effective in the second calendar year, payment will be made in the Qualified Month coincident with or next following the Required Release's effective date.
(c)            If you are a "specified employee" for purposes of Section 409A of the Internal Revenue Code (the "Code") and payment hereunder upon your Qualifying Termination would subject you to the additional tax under Section 409A if the payment were made prior to the first date that is more than six months after your Qualifying Termination, such payment shall, instead, be paid to you in a lump sum (without interest) on the first business day that is more than six months after your Qualifying Termination,  or on such earlier date, if any, as may be permitted by Section 409A without incurring such additional tax.
(d)            Notwithstanding anything in this Section 2 to the contrary, in all events payment shall be made before the end of the 90-day period following the Scheduled Vesting Date or the date of the Qualifying Termination, whichever is applicable.
3.            Payment of DERs.  On or as soon as reasonably practical (and not later than 30 days) following each Distribution Date, you will receive, with respect to each DER that remains credited to you on such Distribution Date, a cash payment from the Company in an amount equal to the cash distribution paid with respect to a Common Unit on that Distribution Date.

4.            No Transfers of Awards.  None of the Phantom Units or tandem DERs hereby granted to you (or any interest therein) may be transferred, pledged, or encumbered by you in any manner, except by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your spouse or former spouse is awarded ownership of, a division of any community property interest in, or any other interest in any of the Phantom Units or DERs granted to you hereunder, then, notwithstanding anything in Section 1 above to the contrary, effective concurrently with such award or division, such "awarded" or "divided" Phantom Units and DERs automatically shall be forfeited and cancelled without payment to any person.

5.            Definitions.  Capitalized terms used in this Award Agreement shall have their respective meanings as provided in the Plan, with the exception that the capitalized terms set forth below shall have the following meanings:

(a)            "Affiliated Group" means and includes (individually, collectively or in any combination) (i) the Partnership, (ii) the Company, (iii) EPCO Holdings, Inc., (iv) Enterprise Products Holdings LLC, (v) Enterprise Products OLPGP, Inc., (vi) Enterprise Products Operating LLC, (vii) Dan Duncan LLC, (viii) the respective subsidiaries, parent entities or affiliates of any of the foregoing entities, (ix) any other entity (A) which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company or any of the foregoing entities or (B) in which the Company or any of the foregoing entities has a direct or indirect ownership interest, (x) any other entity (A) which is controlled, directly or indirectly, by The Estate of Dan L. Duncan, Deceased, Dan L. Duncan's descendants or any trusts for any of their respective benefit, individually, collectively or in any combination, or (B) in which any of them has a direct or indirect ownership interest, and (xi) any predecessors, subsidiaries, related entities, officers, directors, shareholders, parent entities, agents, attorneys, employees, successors, or assigns of any of the foregoing.
(b)            "Applicable Fiscal Year" means and includes (i) each fiscal year of the Company ending on, or within one year following, the Change of Control and (ii) the last full fiscal year of the Company ending immediately prior to the Change of Control, if the annual bonus for such fiscal year has not been paid to you prior to such Change of Control.
(c)            "Cause" means the occurrence of any of the following events:
(i)            the commission by you of a material act of willful misconduct, including, but not limited to, the willful violation of any material law, rule, regulation of a governmental entity or cease and desist order applicable to you or any Affiliated Group member (other than a law, rule or regulation relating to a minor traffic violation or a similar offense, as determined by the Committee, in its discretion), or an act which constitutes a breach by you of a fiduciary duty owed to any Affiliated Group member; or
(ii)            the commission by you of an act of dishonesty relating to the performance of your duties, your habitual unexcused absences from work, your willful failure to perform your duties in any material respect (other than any such failure resulting from your incapacity due to your physical or mental illness or disability), or your gross negligence in the performance or non-performance of your duties resulting in material damage or injury to any Affiliated Group member, its reputation or goodwill; provided, however, that in the event of your willful failure to perform your duties in any material respect, you shall be provided with written notice of such failure and be provided with a reasonable opportunity after such notice, in no event more than 30 days, to cure such failure to perform your duties; or
(iii)            any conviction of you for, or plea by you of other than not guilty to, any misdemeanor involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or a similar offense, as determined by the Committee in its discretion) or any felony, whether or not in the line of duty.
(d)            "Change of Control" means the Duncan Interests shall cease, directly or indirectly, to control the General Partner (including for purposes of clarification, and without limitation, by control that may be deemed to exist based on (i) the facts that cause the Duncan Interests' deemed control of the General Partner to exist as of the date of this Award Agreement (which existing control you hereby acknowledge and agree to by acceptance of this grant) or (ii) the Duncan Interests' direct or indirect power to exercise a controlling influence over either the management or policies of the General Partner (as control and power are construed and used under rules and regulations promulgated by the SEC, including any presumptions used thereunder relating to control).

(e)            "Distribution Date" means, with respect to a DER, a date on which a cash distribution is paid on a Common Unit and such date occurs while the DER remains credited to you hereunder.
(f)            "Distribution Month" means a calendar month in which a Distribution Date occurs.
(g)            "Duncan Interests" means, individually, collectively, or in any combination, The Estate of Dan L. Duncan, Deceased, Dan L. Duncan's descendants, the heirs and/or legatees and/or distributees of Dan L. Duncan's estate, and/or trusts (including, without limitation, one or more voting trusts) established for the benefit of Dan L. Duncan's descendants, heirs and/or legatees and/or distributees.
(h)            "Good Reason" means any nonconsensual (i) material reduction in your authority, duties or responsibilities as in effect immediately prior to the Change of Control, (ii) reduction of more than 20% in (A) the rate of your annual base salary as in effect immediately prior to the Change of Control or (B) the amount of the annual bonus paid to you after the Change of Control with respect to an Applicable Fiscal Year when compared to the amount of the annual bonus paid to you by the Affiliated Group members (on a collective basis) prior to the Change of Control with respect to the last full fiscal year of the Company ending prior to the Change of Control; provided, however, that if you were employed by the Affiliated Group members, collectively, for less than the full period of such last fiscal year, the bonus paid to you for such partial year shall be annualized for this purpose; provided, further, that if the annual bonus for any Applicable Fiscal Year is not paid to you within 90 days of the end of such Applicable Fiscal Year, then such failure shall be deemed a more than 20% reduction for purposes of determining Good Reason and deemed to have occurred within one year after the Change of Control, or (iii) change in your primary office location of more than 50 miles from its location on the date immediately prior to the Change of Control.
(i)            "Qualified Month" means a calendar month during which the Partnership either (a) pays a cash distribution to holders of its Common Units or (b) is required to make adjustments to capital accounts upon the issuance of additional Common Units.
(j)            "Qualifying Termination" means:
(i)            you cease to be an Employee, Consultant or Director due to (1) your death or (2) your employment being terminated by an Affiliated Group member pursuant to its extended disability leave policy 12 months after you are determined to be disabled under its long-term disability plan; provided that your disability qualifies as a "disability" under Section 409A of the Code and you continue to be so disabled at the end of the extended 12-month disability leave period; or
(ii)            you (1) cease to be an Employee, Consultant or Director due to your retirement on or after (A) reaching age 62 and having 10 or more years of credited service as an Employee, Consultant and/or Director, or (B) reaching age 55 and the sum of your age and years of credited service as an Employee, Consultant and/or Director equals or exceeds 85, (2) have given the Company at least six months prior written notice of your retirement date, unless and to the extent such notice period is waived in whole or in part by the Company, in its sole discretion, (3) execute, within the Release Period, the Retirement and Release Agreement in the form required by the Company and such Retirement and Release Agreement becomes effective, and (4) comply, at the time of your retirement, with any applicable retirement policies then in effect; or
(iii)            you cease to be an Employee, Consultant or Director due to either (1) the termination of your employment by an Affiliated Group member on or within one year after a Change of Control for any reason other than for Cause or (2) the termination of your employment by you for Good Reason within 120 days following the date on which you have actual notice of the event that gives rise to your termination for Good Reason, provided that such Good Reason event occurs on or within one year after the Change of Control.
If the Phantom Unit is subject to Section 409A of the Code, the Qualifying Termination must be a "separation from service" for purposes of Section 409A.
(k)            "Record Date" means the date of record on which the Partnership determines the holder of a Common Unit for purposes of determining entitlement to receive the cash distribution that has been declared, but not yet paid, with respect to that Common Unit.
(l)            "Release Period" means the 21-day or 45-day period, whichever is applicable, to your Required Release, as provided by 29 CFR §162.5.22(e).
(m)            "Required Release" means your release of certain claims as provided in the Retirement and Release Agreement, which is required for your retirement to be a Qualifying Termination pursuant to Section 5(j)(ii).
6.            No Right to Continued Service.  Nothing in this Award Agreement or in the Plan shall confer any right on you to continue as an Employee, Director or Consultant. A change in your status between Employee, Director and/or Consultant shall not be a termination of your service for purposes of this Award Agreement.

7.            Tax Withholding.  Notwithstanding anything in this Award Agreement to the contrary, to the extent that the grant, vesting or settlement of a Phantom Unit or a DER, or any cash "distribution" payments made with respect to a DER, results in the receipt of compensation by you with respect to which an Affiliated Group member has a tax withholding obligation pursuant to any applicable law, then, unless other arrangements have been made by you in advance that are acceptable to such Affiliated Group member, the Affiliated Group member may withhold (or cause to be withheld) from such settlement or payment (or other compensation owed you) such amount of money, number of Common Units or any combination thereof, in its discretion, as the Affiliated Group member determines is required to meet its tax withholding obligations under such applicable law.  Neither the Company nor any Affiliated Group member shall be liable to you for any tax, penalty, interest or other expense you may incur as a result of the Company's or Affiliated Group member's failure to comply with any such applicable law.

8.            Non-delivery of Common Units.  Notwithstanding any other provisions of this Award Agreement to the contrary, no Affiliated Group member shall be obligated to deliver hereunder any Common Units if counsel to the Company, the Partnership or the General Partner determines such delivery would violate (i) any law or regulation of any governmental authority, (ii) any agreement between the Company, the General Partner or the Partnership and any national securities exchange or market upon which the Common Units are listed, or (iii) any policy of any Affiliated Group member.

9.            Plan Controls.  The Phantom Units and DERs hereby granted are subject to the terms of the Plan, which is hereby incorporated by reference, including, without limitation, the ability of the Committee, in its discretion, to amend this Award Agreement without your consent, as provided in the Plan.  In the event of any conflict between the terms of this Award Agreement and the Plan, the Plan shall be the controlling document, with the sole exception that you shall not be considered an "at will" employee where the applicable state law governing your employment with the Affiliated Group member does not recognize the concept of employment "at will".  The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

10.            Clawback.  Notwithstanding any provision in this Award Agreement or the Plan to the contrary, by accepting this Award you agree that, to the extent required by any applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act

of 2010, SEC rule or applicable securities exchange listing standards (collectively, the "Law"), the Phantom Units and all amounts paid or payable pursuant to or with respect to the Phantom Units, including all Common Units and DER amounts, shall be subject to forfeiture, recovery, recoupment and/or cancellation to the extent necessary to comply with such Law, and you agree to fully cooperate with the Company in complying with such Law. This Section 10 shall survive the expiration or termination of this Award Agreement for such period as is necessary to comply with the Law and effectuate any forfeiture, recovery, recoupment or cancellation.

11.            Section 409A.  Payments under this Award Agreement are intended to be exempt, to the maximum extent possible, from Section 409A of the Code, and, to the extent subject to Section 409A, to comply with Section 409A.  The Company is authorized to construe and administer this Award Agreement in accordance with this intent.

12.            Governing Law.  This Award Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

ENTERPRISE PRODUCTS COMPANY
By:
Senior Vice President, Human Resources